News Release

FOR IMMEDIATE RELEASE CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Increases Dividend for Fourth Quarter 2011,

Announces Quarterly Excess Stock Repurchase

ATLANTA, March 23, 2012 - The Board of Directors of Federal Home Loan Bank of Atlanta (the Bank) has approved an annualized dividend rate for the fourth quarter of 2011 of 1.23 percent.

"Consistently providing a return on our shareholders' investment is just one of the ways we are able to share our success with our owners, while continuing to offer the low-cost funding they rely on," said Scott C. Harvard, Chairman of the FHLBank Atlanta Board of Directors. "We are pleased to increase the shareholder dividend for the fourth quarter 2011 by 25 basis points."

The dividend rate is equal to average three-month LIBOR plus 0.75 percent for the period of October 1, 2011, to December 31, 2011. The dividend payout is applicable to capital stock held during that period. The dividend will be credited to shareholders' daily investment accounts at the close of business on March 28, 2012.

The Bank also announced that it will repurchase up to $700 million of membership excess capital stock and activity-based excess capital stock on April 9, 2012. The amount of excess stock to be repurchased from any shareholder will be based on the shareholder's total excess capital stock as of March 30, 2012. Shareholders will be notified regarding the details of this repurchase.

If you have questions, please contact FHLBank Atlanta's Funding Desk at 1.800.536.9650, ext. 8011.

About FHLBank Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $4 billion to the Affordable Housing Program.

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